EXHIBIT 11. COMPUTATION OF EARNINGS PER SHARE

FIRST SECURITY CORPORATION
COMPUTATION OF EARNINGS PER SHARE
(in thousands, except per share amounts; unaudited)
                                                                  Three Months
For the Periods Ended March 31, 1995 and 1994                      1995        1994
- ----------------------------------------------------------- ----------- -----------
Net Income:
Per statement of consolidated income........................     35,600      33,162
Deduct dividend requirements of preferred stock.............          9          10
- ----------------------------------------------------------- ----------- -----------
Net income applicable to common stock                            35,591      33,152
Add dividend requirements of preferred stock................          9          10
- ----------------------------------------------------------- ----------- -----------
Net income assuming full dilution                                35,600      33,162
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Net Income Per Share:
Assuming no dilution........................................      $0.70       $0.67
Assuming full dilution......................................      $0.70       $0.67
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Shares:
Average common shares outstanding:
Average common shares outstanding...........................     50,184      48,842
Common stock equivalents (options)..........................        710       1,020
Treasury shares.............................................       (328)       (546)
- ----------------------------------------------------------- ----------- -----------
Assuming no dilution                                             50,566      49,316
Issuable assuming conversion of preferred stock                     143         162
- ----------------------------------------------------------- ----------- -----------
Assuming full dilution                                           50,709      49,478
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
Note: Per share amounts assuming full dilution were computed assuming all outstanding shares of preferred stock were converted into common shares on the basis of 12.15 shares of common for each share of preferred, with the elimination of dividends on the preferred stock.  Common stock equivalents are common stock options outstanding accounted for on the treasury stock method for purposes of these calculations.
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